UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013 (March 15, 2013)

Monster Offers

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53266

Nevada	26-1548306
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

27665 Forbes Road, Laguna Niguel CA	92677
(Address of principal executive offices)	(Zip Code)

(949) 335-5350

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Officers and Directors

On March 15, 2013, Wayne Irving II resigned as Registrant’s interim Chief Financial Officer. Mr. Irving was serving in such capacity only on a temporary basis.

(c)	Appointment of Officer

Effective March 15, 2013, Brandon M. Graham, age 31, has agreed to serve as Registrant’s Chief Financial Officer until his successor is duly elected and qualified. There are no family relationships or agreements with other officers or directors to report.

With 10 years of experience in the areas of financial planning and analysis, corporate development, investor relations and management consulting—including over 10,000 audit hours—Mr. Graham has a background in corporate finance, accounting, and investing.

Since December 2012, Mr. Graham has served as a manager for corporate financial planning and analysis for The Walt Disney Company, where he supports the Sourcing and Production Departments with financial and strategic analysis and implementation.

From June 2010 to November 2012, Mr. Graham was responsible for leading the Financial Planning and Analysis Department for Tutor Perini Corp. (NYSE: TPC), a $6-billion global construction services provider. While at Tutor Perini, Mr. Graham was responsible for leading investor relations activities and developing buy-side relationships.

From June 2007 to June 2010, Mr. Graham served at AECOM Technology Corp. (NYSE: ACM) as a Senior Analyst in Investor Relations and Corporate Development, where he was involved with more than $2 billion worth of acquisitions.

From August 2003 to June 2007, Mr. Graham was a Senior Associate with the accounting firm KPMG, LLP, where he worked on audit and consulting engagements for clients in California, New York, Amsterdam and London.

Mr. Graham holds a Bachelors Degree in Business Economics from the University of California, Santa Barbara and a Masters of Business Administration in Entrepreneurial Studies from the Marshall School of Business at the University of Southern California.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Press Release dated March 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 18, 2013	Monster Offers
Registrant

/s/ Wayne Irving II
Name: Wayne Irving II
Title: CEO and Director